Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and “Change in Independent Accountants” in the Registration Statement (Form S-3) and related Prospectus of Invesco CurrencyShares® British Pound Sterling Trust for the registration of 7,400,000 shares of its British Pound Sterling Shares and to the incorporation by reference therein of our report dated January 11, 2018, with respect to the financial statements of the CurrencyShares® British Pound Sterling Trust, included in its Transition Report on Form 10-K for the period from November 1, 2018 to December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

October 18, 2019